Exhibit 99.1

PRESS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200
Fax: (412) 442-8290

Release date: January 26, 2017	Contact:	Steven F. Nicola
Chief Financial Officer and Secretary
412-442-8262

MATTHEWS INTERNATIONAL REPORTS EARNINGS FOR FISCAL 2017 FIRST QUARTER

•	GAAP EARNINGS PER SHARE OF $0.28, COMPARED TO $0.14 LAST YEAR

•	NON-GAAP EARNINGS PER SHARE OF $0.62, COMPARED TO $0.60 LAST YEAR

•	INCREASE IN ADJUSTED EBITDA OF 7.8% OVER PRIOR YEAR

•	INTEGRATIONS OF SGK AND AURORA REMAIN ON TRACK

PITTSBURGH, PA, JANUARY 26, 2017 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for the quarter ended December 31, 2016.

Net income attributable to the Company for the quarter ended December 31, 2016 was $9.1 million, or $0.28 per share, compared to $4.6 million, or $0.14 per share, a year ago. On a non-GAAP adjusted basis, earnings for the fiscal 2017 first quarter were $0.62 per share (a reconciliation of non-GAAP financial information is provided in the table below), compared to $0.60 per share a year ago.

The Company’s consolidated sales for the quarter ended December 31, 2016 were $349.0 million. The Company reported higher sales of cemetery memorial products and merchandising display projects during the current quarter and sales growth in the Company’s international brand markets. Changes in foreign currency exchange rates had an unfavorable impact of $5.2 million on the Company’s consolidated sales compared to a year ago, with an unfavorable earnings impact of approximately $0.01 per share. The Company’s consolidated sales for the same quarter a year ago were $354.2 million.

Non-GAAP adjustments for the fiscal 2017 first quarter primarily included costs in connection with current acquisitions and the integrations of Schawk, Inc. (“SGK”) and Aurora Casket Company (“Aurora”), in addition to intangible amortization and the non-service portion of pension and post-retirement benefits expense.

Sales for the SGK Brand Solutions segment were $175.8 million for the quarter ended December 31, 2016. The segment reported higher sales in the U.K. and Asia Pacific markets. In addition, merchandising display sales also increased from a year ago. Changes in foreign currency exchange rates had an unfavorable impact of $4.8 million on the segment’s sales compared to last year. The segment’s sales for the same quarter a year ago were $178.3 million.

Exhibit 99.1

Matthews International Corporation	2 of 6	January 26, 2017

Memorialization segment sales for the fiscal 2017 first quarter were $145.6 million. Sales for the current quarter reflected an increase in cemetery memorial products sales. In addition, North American sales of cremation equipment were also higher for the current quarter. Casket sales were lower than a year ago, reflecting an estimated decline in U.S. casketed deaths compared to a year ago. The segment’s sales for the same quarter a year ago were $147.6 million.

Sales for the Industrial Technologies segment were $27.6 million for the quarter ended December 31, 2016. The segment reported higher sales of marking products for the current quarter. Sales of fulfillment systems were lower than a year ago reflecting slower market conditions. The segment’s sales for the same quarter a year ago were $28.3 million.

In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“The Company’s operating results for the quarter were in line with our expectations and are a good start to fiscal 2017. Our cemetery memorial products sales were strong during the quarter, which reflected an increase in pre-need sales. In addition, we continued to see sales growth for our merchandising display projects and in the U.K. and Asia Pacific brand markets for our SGK Brand Solutions segment.

“Our adjusted EBITDA (see the reconciliation of adjusted EBITDA below) for the current quarter was $50.6 million, representing an increase of 7.8% from the same quarter a year ago. For earnings per share (both GAAP and non-GAAP), this increase was offset by an increase ($0.07 per share) in non-cash stock compensation expense as a result of a required change in timing of accounting expense recognition for certain awards. However, the number of restricted shares awarded in the fiscal 2017 first quarter did not change significantly from a year ago.

“The Company’s earnings per share were $0.28 for the current quarter, compared to $0.14 in the first quarter of fiscal 2016. On a non-GAAP basis, adjusted earnings were $0.62 per share for the current quarter, compared to $0.60 a year ago. Excluding the impacts of this increase in stock compensation expense and currency rate changes, our adjusted earnings per share were over 15% higher than a year ago.

“Our integrations of the SGK and Aurora acquisitions remain on track and continue to generate cost savings from synergy realization at the higher end of our original estimates. In addition, during fiscal 2017, we expect a reduction in SGK integration costs as we are in the latter stages of this work, which primarily includes the completion of the ERP integration. The Aurora integration is also progressing well as we enter some of the more significant integration activity this year.

Exhibit 99.1

Matthews International Corporation	3 of 6	January 26, 2017

Mr. Bartolacci further stated: “Despite continued softness in the North American brand market and the Industrial Technologies markets, and the recent declines in U.S. casketed death rates, we remain cautiously optimistic looking forward for the balance of fiscal 2017. Based on the continuing success of our integration efforts and the recent acquisitions, we remain on course for another year of record sales and to achieve our internal operating objectives for fiscal 2017.”

* * * * *

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial automation solutions. The SGK Brand Solutions segment is a leader in the delivery of brand development, activation and deployment services that help build our clients’ brands and consumers’ desire for them.  The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. We have more than 10,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, technological factors beyond the Company’s control, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Exhibit 99.1

Matthews International Corporation	4 of 6	January 26, 2017

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended December 31,
	2016	2015
Sales	$348,998	$354,232
Cost of sales	(221,731)	(227,665)
Gross profit	127,267	126,567
Selling and administrative expenses	(108,204)	(114,529)
Operating profit	19,063	12,038
Other income (deductions), net	(6,366)	(6,013)
Income before income taxes	12,697	6,025
Income taxes	(3,723)	(1,522)
Net Income	8,974	4,503
Non-Controlling Interests	114	111
Net Income attributable to Matthews	$9,088	$4,614
Earnings per Share - Diluted	$0.28	$0.14
Earnings per Share - non-GAAP (1)	$0.62	$0.60

(1)	See the reconciliation of non-GAAP financial information provided in the table below

Exhibit 99.1

Matthews International Corporation	5 of 6	January 26, 2017

The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition-related items, adjustments related to intangible assets, litigation items, and strategic initiative and other charges, which includes non-recurring charges related to operational initiatives and exit activities. Management believes that presenting non-GAAP financial  measures (such as Adjusted EPS, EBITDA and Adjusted EBITDA) is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provides investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.  These non-GAAP financial measures are supplemental to the Company’s GAAP disclosures and should not be considered an alternative to the GAAP financial information.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION EARNINGS PER SHARE (Unaudited)
	Three Months Ended December 31,
	2016	2015
Earnings per share, as reported	$0.28	$0.14
Acquisition-related items	0.19	0.31
Strategic initiatives and other charges	—	—
Pension and postretirement expense (1)	0.05	0.04
Intangible amortization expense	0.10	0.11
Earnings per share, as adjusted	$0.62	$0.60
Note: All per-share amounts are net of tax.

(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans. On September 30, 2016, the Company changed the method used to estimate the service and interest components of net periodic benefit costs for its pension plans. The impact of this change was not material for the quarter.

Exhibit 99.1

Matthews International Corporation	6 of 6	January 26, 2017

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”) (Unaudited) (In thousands)
	Three Months Ended December 31,
	2016	2015
Net income attributable to Matthews	$9,088	$4,614
Interest expense	6,148	5,840
Income taxes	3,723	1,522
Depreciation and amortization	15,159	15,748
EBITDA	34,118	27,724
Acquisition-related items	8,226	14,510
Strategic initiatives and other charges	—	143
Stock-based compensation	6.097	2.526
Pension and postretirement expense (1)	2,194	2,076
Adjusted EBITDA	$50,635	$46,979
(1)

(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans. On September 30, 2016, the Company changed the method used to estimate the service and interest components of net periodic benefit costs for its pension plans. The impact of this change was not material for the quarter.